EX-35.7

Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075


(logo) WACHOVIA SECURITIES


1123 SERVICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 1, 2007, by and among Wachovia Commercial Mortgage Securities, Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C30 (the "Agreement"), for the Peter Cooper Village and Stuyvesant Town pari passu loan, included in the COBALT 2007-C2 securitization. Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer, during the period from March 1, 2007 and of its performance December 31, 2007, per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement with respect to the Peter Cooper Village and Stuyvesant Town pari passu loan in all material respects throughout the period March 1, 2007, through December 31, 2007.


IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.


/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association


/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association